Exhibit 10.8

LEASE AGREEMENT

THIS LEASE AGREEMENT, made this 31st day of January, 2004 by and between JAMES JAGODZINSKI d/b/a JAGODZINSKI PROPERTIES (“Landlord”) and Enpath Medical, Inc.; a Minnesota corporation (“Tenant”);

WITNESSETH THAT:

1.                                                                                       DEFINITIONS. For purposes of this Lease Agreement the following words or phrases shall have the following meanings:

“Building”.  That certain office/warehouse building situated at the following described address: 15301 Highway 55 West, Plymouth, Minnesota 55447 (the “Building”).

“Leased Premises”. That portion of the Building containing approximately 38,728 square feet measured from the exterior surface of the exterior walls to the center of the interior walls.

“Rentable Area.” Approximately 38,728 square feet, being the sum of the square footage contained in the Leased Premises including Tenant’s proportionate share of the common areas such as lobbies, entry ways, toilets, hallways, loading docks and mechanical rooms that Tenant shares in common with other tenants

“Tenant’s Percentage.” Eighty–four and seven tenths percent (84.7%) being the percentage of the total area of the Building contained within the Rentable Area.

2.                                                                                       DEMISE AND PREMISES.  Subject to the terms and conditions hereof, Landlord leases to Tenant, and Tenant hires and takes of and from Landlord the Leased Premises.

3.                                                                                       TERM.  The Term of this Lease shall commence on February 1, 2004, and shall terminate on June 31, 2006, unless earlier terminated as hereinafter provided.

4.                                                                                       BASE RENT.  Tenant agrees to pay Landlord, at 15301 Highway 55 West, Plymouth, Minnesota 55447, or such other place as Landlord may from time to time designate in writing, an initial monthly base rent of $17,524.42 per month, subject to adjustment as provided in paragraph 28 below, payable in advance on the first day of each month during the term of this Lease without demand therefore or deduction or set off.  In the event the commencement date of this Lease falls on a date other than the first day of the month, the rent payable for the first month shall be adjusted on a pro rata basis and shall be payable on or before the commencement date.

5.                                                                                       ADDITIONAL RENT.  Tenant agrees to pay to Landlord as additional rent hereunder payable at the same time and location as the base rent, the following:

(a)                                  Taxes and Special Assessments.  Tenant’s Percentage is eighty four and seven tenths of a   percent (84.7%) of combined annual real estate taxes and installments of special assessments payable during the Term (amortized over the longest time period)  with respect to the Building and the real estate upon which it is situated (whether or not the same are levied or pending) on the date hereof.  Tenant will receive a copy of annual tax and special assessment statement and Tenant shall pay its pro rata share on a monthly basis concurrent with Base Rental Payments. Real estate taxes are currently estimated to $1.86 per square foot. Landlord will notify Tenant within (30) days of Landlords initial receipt of the final annual tax statement if Tenant’s obligation hereunder increases or decreases from the estimate of $1.86 per square foot.

(b)                                 Common Area Maintenance (Operating Expenses) – The Tenant’s Percentage is eighty-four and seven tenths percent (84.7%) of the total operating expenses for the Building and the real estate upon which it is situated.  For purposes of this Lease, operating expenses shall mean all costs which, for federal tax purposes, may be expensed rather than capitalized and which Landlord will incur in owning, maintaining and operating the Building and real estate including, but not by way of limitation, property and liability insurance for Building, charges for cutting, fertilizing and maintaining grass, shrubbery and trees, roofs, downspouts, sewer, water; management fees,  building insurance, scheduled HVAC maintenance, sprinkler alarm system, plumbing and other utility service (gas and electric) to the Building and grounds payable by Landlord; cleaning, maintaining, repairing, resurfacing and snow removal of driveways and parking areas; lighting, sodding, planting, operating and policing the grounds.  Operating expenses shall not include principal payments on any mortgage or encumbrance on the Building or real estate.  Currently, operating expenses and common area maintenance charges are approximately $.80 per square foot. This rate will be fixed for the entire Term. Common area maintenance (operating expenses) charges shall be payable monthly concurrent with Base Rental Payments and shall be $30,982.40 or $2,581.86 per month.

6.                                                                                       SERVICE AND UTILITIES. Tenant agrees that it shall pay all costs incurred in operating maintaining and repairing all heating, ventilating, air conditioning, plumbing and other utility systems serving the Leased Premises in as good order and condition as they were at the outset of the Lease, provided that Landlord warrants the condition of and will repair or replace all HVAC, plumbing, electrical and other systems during the first thirty (30) days of the Lease in that area not previously occupied by Tenant prior to the commencement of this lease.  Tenant agrees to pay all charges for heat, air conditioning and utility services furnished to the Leased Premises during the term of this Lease including, but not by way of limitation, gas, electric, sewer, water, telephone, sprinkler alarm system and rubbish removal. Payments for utility services shall be paid by Tenant directly to the appropriate utility authorities, when due, if such utility authorities permit or accept direct payment.  If any HVAC unit should require replacement due to normal wear and tear or as caused by Acts of God, during the term of the Lease, Landlord shall pay for the cost of such replacement.  Landlord’s service technician shall determine replacement needs, but in any case in which repair estimates exceed 50% of replacement costs, the unit shall be replaced and the cost shall be Landlords.

All payments to be made by Tenant pursuant to this Section 6 shall be in addition to payments for repair, maintenance and utility services furnished to the grounds and common areas and payable by Landlord which are included in the operating expenses to be paid by Tenant.  Landlord shall not be liable for failure to furnish, or for delay or suspension in furnishing, lighting, heat, air conditioning, water service or other utilities if such failure or suspension is caused by breakdown, maintenance, repairs, strikes, scarcity of labor or materials, acts of third parties or causes beyond Landlord’s control.

7.                                                                                       USE OF PREMISES. Tenant agrees that it will use and occupy the Leased Premises solely for office/warehouse and processing purposes. Tenant will not use or occupy the Leased Premises for any unlawful purpose and will comply with all future laws, ordinances, regulations and orders of all governmental units having jurisdiction over the Leased Premises. (the “Laws”) Landlord covenants to the best of his knowledge that the Leased Premises complies with all past and present laws. Tenant shall not cause or permit any unusual noise, odors or nuisance in or about the Leased Premises and the Building and grounds nor shall Tenant permit any debris, property or merchandise of Tenant, its officers, employees or agents to be placed or left upon the grounds.  Tenant, its officers and employees shall observe all reasonable rules and regulations adopted by Landlord for the general safety, comfort and convenience of Landlord, Tenant and other Tenants including the reasonable assignment of parking spaces for the exclusive use of Tenant or other tenants of Landlord in the Building.  Landlord disclaims any warranty that the premises are suitable for Tenant’s use and Tenant acknowledges that it has had full opportunity to make its own determination in this regard.

Tenant warrants that the operation of its business will not be harmful to the Building or the mechanical equipment within the Building and Tenant shall be liable in the event of damage arising from such harmful operation.  In the event Landlord’s insurance premiums are increased above the standard building rate as a result of Tenant’s use of the Leased Premises, Tenant will pay to Landlord as additional rent the amount of such increase.

In the event Tenant shall cause or permit any unusual noise, odor or nuisance or the storage of any debris, property or merchandise of Tenant, its officers, employees or agents, in or about the Leased Premises, Building or grounds in violation of the terms of this Section 7, and has not corrected the condition within a reasonable time after written notice from the Landlord of the violation, Landlord will be entitled to take any steps it deems reasonably necessary to correct or remove such violation and Tenant shall pay Landlord, as additional rent hereunder, all costs and expenses incurred in such correction or removal.

8.                                                                                       ASSIGNMENT AND SUBLETTING. Tenant will not assign, transfer, mortgage or encumber its interest in this Lease, nor sublet, rent, nor permit occupancy or use of the Leased Premises, or any part thereof by any third party, nor shall any assignment or transfer of this Lease be effectuated by operation of law or otherwise, without in each such case obtaining the prior written consent of Landlord.  Landlord’s consent will not be unreasonably withheld.  Tenant shall seek such consent of Landlord by a written request, setting forth such information as Landlord may deem necessary.  The consent by Landlord to any assignment or subletting shall not be construed as a waiver or release of Tenant from the terms of any covenant or obligation under this Lease, nor shall the collection or acceptance of rent from any transferee under an assignment constitute an acceptance of the assignment or a waiver or release of Tenant from any covenant or obligation contained in this Lease, nor shall any assignment be construed to relieve Tenant from the requirement of obtaining the consent in writing of Landlord of any further assignment or subletting.  No assignment or sublease or other transfer of this Lease shall be effective unless the assignee, sub-lessee or transferee shall at the time of such assignment, sublease or transfer, assume in writing, all of the terms, covenants and conditions of this Lease to be performed by Tenant. A merger, consolidation or sale of substantially all of the assets of Tenant shall not constitute an assignment hereunder.

Whether or not Landlord has consented to an assignment or sublease, Tenant shall pay directly to Landlord the amount by which the rent or other payments received by Tenant pursuant to such assignment or sublease exceeds, in any month, the base rent and additional rent payable by Tenant to Landlord hereunder (excluding Tenants reletting expenses).  Should the Tenant improve its space (at its own expense) which is then assigned or subleased to a third party at a rental rate higher than Tenant is paying Landlord under this lease or any future lease or extension of this lease, Tenant shall have the right to keep the difference between rent it pays to Landlord and rent it collects from the third party until tenants expense for improvements are amortized.  Tenant shall be allowed to add interest at prime rate plus two (2) percent to its cost of improvements on behalf of such third party.  Interest rate shall be prime rate plus 2% (two percent) set on the date of first day of construction of said improvements.

9.                                                                                       SUBORDINATION.  Tenant agrees that this Lease is subject and subordinate to the lien of all first mortgages which may now or hereafter encumber the Building or real estate and to all renewals, extensions, modifications or re-financings thereof.  Tenant shall, at Landlord’s request, promptly execute any reasonable certificate or other document requested by any first mortgagee.  Tenant agrees that in the event that any proceedings are brought for the foreclosure of any first mortgage, Tenant shall attorn to the purchaser, at such foreclosure sale, if requested to do so by such purchaser and Tenant waives the provisions of any statute or rule of law, now or hereafter in effect, which may give or purport to give Tenant any right to terminate or otherwise adversely affect this Lease and the obligations of Tenant hereunder in the event that any such foreclosure proceeding is prosecuted or completed.  Notwithstanding anything to the contrary in this Lease, this Lease shall remain in full force and effect and the mortgagee shall not disturb Tenant’s possession hereunder.

10.                                                                                 SALE OR MORTGAGE OF THE BUILDING.  In the event of a sale of the Building, Landlord shall be relieved of all liability under this Lease accruing from and after the date of sale, provided Landlord has obtained the written agreement of its transferee or assignee to assume and carry out all of the covenants and obligations of the Landlord hereunder.

The Tenant agrees at any time and from time to time, upon not less than ten (10) days prior written request by Landlord, to execute, acknowledge and deliver to Landlord a statement in writing certifying that the Lease is not modified (or if modified, stating the modification) that the Lease is in full force and affect, stating the dates to which the base rent and additional rents have been paid in advance and stating whether the Landlord is in default hereunder.  It is intended that any such statement may be relied upon by any prospective purchaser of the fee or mortgagee or assignee of any mortgage upon the Building or real estate.

11.                                                                                 TENANT INSURANCE.  Tenant agrees that it shall purchase in advance and carry the following insurance at its own expense: (a) fire and extended coverage insurance insuring Tenant’s personal property, furniture, trade fixtures, inventory, business record and leasehold improvements against loss from all insurable events for the full replacement value thereof; and (b) comprehensive liability insurance covering all acts of Tenant, its employees, agents, representatives and guests and insuring against all claims arising from injury to persons or damage to property in or about the Leased Premises, Building or real estate in a single limit amount of not less than $500,000.00 for personal injury or death and not less than $100,000.00 for property damage and fire legal liability.

All such insurance shall name Landlord as an additional insured and shall provide for thirty (30) days written notice to Landlord prior to cancellation, non-renewal or material modification.  Certificates of all such insurance shall be delivered to Landlord prior to occupancy of the premises by Tenant and at least thirty (30) days prior to the termination date of any existing policy.  If Tenant fails to produce such insurance after (10) days notice from Landlord, Landlord may obtain such insurance and Tenant shall pay to Landlord, upon demand, as additional rent the cost of securing such insurance. However, it is not Landlord’s duty nor obligation to secure such insurance for Tenant.

12.                                                                                 FIRE OR OTHER CASUALTY.  If the Leased Premises or the Building shall be damaged or destroyed by fire or other cause, without the fault or neglect of Tenant, Landlord may (taking into account the time necessary to effectuate a satisfactory settlement with any insurance company) undertake to repair such damage at its own expense, provided, however, in the event the Leased Premises or the Building are damaged by fire or other cause to such extent that the damage cannot be economically repaired within approximately one hundred twenty (120) days after the date of such damage, Landlord and Tenant shall have the option, by notice given to the other within (30) days of the date of the damage, to terminate this Lease as of the date of the damage.  This Lease shall, unless terminated pursuant to this Section 12, remain in full force and effect following such damage, and the Base Rent and additional rent, prorated to the extent that the Leased Premises are rendered untenantable, shall be equitably abated until such repairs are completed.

13.                                                                                 CONDEMNATION.  If the whole or any part of the Leased Premises shall be taken or condemned or purchased under threat of condemnation by any governmental authority, then the Term of this Lease shall cease and terminate as of the date when the interference with possession, enjoyment or value of the Leased Premises occurs and Tenant shall have no claim against the condemning authority, Landlord or otherwise for any portion of the amount that may be awarded as damages as a result of such taking or condemnation or for the value of any unexpired Term of this Lease, provided, however, that Landlord shall not be entitled to any award made to Tenant for loss of business or the fair value of and the cost of removal of stock and trade fixtures or any other award not otherwise available to Landlord.  In the event part of the Building, but not the Leased Premises, is condemned to the extent that it cannot be economically restored within approximately one hundred twenty (120) days, Landlord and Tenant shall have the option, by notice given to Tenant within thirty (30) days of the date of interference with possession, to terminate this Lease as of the date of such interference with possession.

14.                                                                                 ALTERATIONS AND SIGNS.  Tenant will not make or permit anyone to make any alterations, decorations, additions or improvements, structural or otherwise with a cost in excess of $5,000 in or to the Leased Premises or the Building without the prior written consent of Landlord, except as set forth in Section 29.  Any alterations shall be out of identical or improved building materials and construction methods as was used in original structure.  As a condition precedent to written consent of Landlord hereunder, Tenant agrees to obtain and deliver to Landlord such security against mechanic’s liens as Landlord shall reasonably request.  If any mechanic’s lien is filed against any part of the Building or real estate for work claimed to have been done for or labor or materials claimed to have been furnished to or authorized by Tenant, such mechanic’s lien shall be discharged by Tenant within ten (10) days thereafter, at Tenant’s sole cost and expense, by the payment and satisfaction thereof or by filing any bond required or permitted by law.  Should Tenant fail to obtain the discharge of any such mechanic’s lien within ten (10)

days of the filing thereof, Landlord shall be entitled to obtain such discharge by whatever reasonable means Landlord deems expedient, and all costs incurred by Landlord in obtaining such discharge including reasonable attorneys fees, shall be paid by Tenant as additional rent hereunder.

Unless otherwise agreed, all alterations, decorations, additions or improvements in or to the Leased Premises or the Building made by either party shall immediately become the property of the Landlord and shall remain upon and be surrendered with the Leased Premises as a part thereof at the end of the term hereof without disturbance, molestation or injury; provided that if any and all damage resulting therefrom be repaired, Tenant shall have the right to remove at its own expense, prior to the expiration or termination of the term of this lease, all movable furniture, trade fixtures and manufacturing equipment installed in the Leased Premises.

Tenant shall have the right to remodel any existing monument signs at Tenant’s expense, subject to the approval by the City of Plymouth,and Landlord.  Tenant agrees not to place or maintain any sign, advertisement or notice on any part of the outside or the inside of the Building without Landlord’s prior written approval which shall not be unreasonably withheld.   Any such approved use shall be at the sole expense and cost of Tenant.

15.                                                                                 WAIVER OF SUBROGATION.  Notwithstanding any other provision in this Lease to the contrary, Landlord and Tenant hereby release one another, their respective officers, agents, partners and employees, from any and all liability or responsibility (to the other or anyone claiming through or under them by way of subrogation or otherwise) for any loss or damage covered by casualty insurance actually carried or coverable by the insurance required by Sections 5 (b) and 11 hereof.

16.                                                                                 WAIVER AND INDEMNITY.  Tenant agrees that Landlord, its officers, agents, partners and employees shall not be liable to Tenant or those claiming through or under Tenant for any injury, death or property damage occurring in, on or about the Leased Premises. Without limitation of the foregoing, Landlord shall not be liable to Tenant for any damage, compensation or claims arising from: loss or damage to books, records, files, money, securities, negotiable instruments or other papers in or about the Leased Premises; any fire, robbery, theft, or any other casualty or event; any leakage or bursting of pipes or water vessels or any roof or wall leakage, in any part or portion of the Leased Premises or the Building; water, rain, snow or underground water that may leak into, flow on, or flow from, any part of the Leased Premises.

Tenant agrees to indemnify and hold harmless Landlord from and against all claims of whatever nature arising or resulting from any act, omission or negligence of Tenant, its officers, employees and agents in or about the Leased Premises, Building or grounds or in connection with its use of the Leased Premises and to indemnify and hold harmless Landlord against all costs, expenses and liabilities, including reasonable attorney fees, incurred in connection with any such claim or proceeding brought thereon, and the defense thereof.

Landlord agrees that the Tenant, its officers, agents, partners and employees shall not be liable to Landlord or those claiming through or under Landlord for any injury, death or property damage occurring in, on or about the Building (exclusive of the Leased Premise).

Landlord agrees to indemnify and hold harmless Tenant from and against all claims of whatever nature arising or resulting from any act, omission or negligence of Landlord, its officers, employees and agents in or about the Building or grounds (exclusive of the Leased Premise) or in connection with its use of the Building or its failure to perform his obligation under this Lease, and to indemnify and hold harmless Tenant against all costs, expenses and liabilities, including reasonable attorney fees, incurred in connection with any such claim or proceeding brought thereon, and the defense thereof.

17.                                                                                 REPAIRS.  Tenant shall put, keep, repair and maintain the Leased Premises at all times in a good, neat, clean and sanitary condition and state of repair, reasonable wear and tear and casualty excepted, free of debris and other similar obstructions, and shall repair and replace broken plate and window glass and damage caused by the negligence or intentional act of Tenant, its officers, employees and agents.  Tenant shall allow Landlord access to the Leased Premises during all reasonable hours to make repairs required to be made by Tenant which Tenant fails or refuses to make, and shall pay Landlord as additional rent the cost of such repairs made for Tenant by Landlord. Landlord shall make all necessary repairs to the outer walls, roof, and structural elements of the Building.  Landlord shall keep the plumbing, sewage, heating, air conditioning, electrical and ventilating systems of the Building outside the perimeter of the Leased Premises in good repair, ordinary wear and tear and casualty damage covered by insurance.   Landlord shall maintain and keep the common areas, grounds, driveways and parking areas in a safe, neat and clean condition.  Notwithstanding the foregoing, any cost of repairs or improvements to the Building, to the Leased Premises or to any common areas which are occasioned by the negligence or default of Tenant, its officers, employees, agents or invitees, or by requirements of law, ordinance or other governmental directive and which arise out of the nature of Tenant’s use and occupancy of the Leased Premises or the installations of Tenant in the Leased Premises shall be paid for by Tenant, as additional rent hereunder, immediately upon billing unless covered by Landlord’s Insurance.

18                                                                                    ENTRY AND INSPECTION.  Tenant shall permit Landlord, its agents or representatives to enter the Leased Premises to examine and inspect the same or, with Tenant’s written permission, to make such alterations, renovations or repairs to the Leased Premises or the Building as Landlord may deem necessary or desirable, or to exhibit the Leased Premises to prospective Tenants during the last ninety (90) days of the term of this Lease or to Prospective purchasers at any time during the term, upon reasonable notice during normal business hours. Landlord shall take such action as may be necessary to avoid any interruption or interference with Tenant’s use of the Leased Premise.

19.                                                                                 MAINTENANCE.  Tenant shall keep the Leased Premises, and the fixtures and equipment therein, in good, safe and sanitary condition, will suffer no waste or injury thereto and will, at the expiration or termination of the Term of this Lease, surrender the same with all walls, carpets and other improvements in the same order and condition as on the commencement date of this Lease, ordinary wear and tear and casualty damage covered by insurance excepted.

20.                                                                                 IMPROVEMENTS.  Tenant agrees that it has had ample opportunity to inspect the Leased Premises, and agrees to take the same on an “as is” basis and agrees that Landlord shall not be obligated to do any work in the Leased Premises.  The taking of possession of the Leased Premises or renewal of this Lease by Tenant shall be conclusive evidence that the Leased Premises and the Building are in good and satisfactory condition at the time of such taking of possession or renewal (subject to Paragraph 6).

21.                                                                                 WAIVER.  No waiver by either party of any breach of any covenant, condition or agreement herein contained shall operate as a waiver of such covenant, condition, or agreement itself, or of any subsequent breach thereof. No payment by Tenant or receipt by Landlord of a lesser amount than the monthly installations of rent herein stipulated shall be deemed to be other than on account of the earliest stipulated rent nor shall any endorsement or statement on any check or letter accompanying a check for payment of rent be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of such rent, to terminate this Lease, to repossess the Leased Premises or to pursue any other remedy provided in this Lease.  No re-entry by Landlord, and no acceptance by Landlord of keys from Tenant, shall be considered an acceptance of a surrender of the Lease.

22.                                                                                 COVENANTS OF LANDLORD.  Landlord covenants that it has the right to make this Lease for the aforesaid and that there is no interest senior or superior to Tenant’s rights under this Lease. Landlord covenants that if Tenant shall pay the rent and perform all of the covenants, terms and conditions of this Lease to be performed by Tenant, Tenant shall, during the term of this Lease freely, peaceably and quietly occupy and enjoy the full possession of the Leased Premises without molestation or hindrance.

23.                                                                                 DEFAULT.

(a)                                  Any one of the following events shall constitute an Event of Default:

(i)            Tenant shall fail to pay any monthly installment of Base Rent or additional rent as herein provided within seven (7) days of when it is due;

(ii)           Tenant shall violate or fail to perform any of the other terms, covenants or conditions of this Lease and such default shall continue for thirty (30) days after notice from Landlord; provided, however, if the violation or failure is such that additional time is necessary to effectuate the cure. Tenant will not be in default as long as it acts diligently towards such cure; and

(iii)          Tenant shall file or have filed against it any bankruptcy or other creditor’s action, or make an assignment for the benefit of its creditors.

(b)                                 If any Event of Default shall have occurred and be continuing, Landlord may at its sole option by written notice to Tenant terminate this Lease.  Neither the passage of time after the occurrence of the Event of Default nor exercise by Landlord or any other remedy with regard to such Event of Default shall limit Landlord’s right under this Paragraph 23 (b).

(c)                                  If an Event of Default shall have occurred and be continuing, whether or not Landlord elects to terminate this Lease, Landlord may enter upon and repossess the Leased Premises (said repossession being hereinafter referred to as “Repossession”) by force, summary proceedings, ejectment or otherwise, and may remove Tenant and all other persons and property therefrom.

(d)                                 From time to time after Repossession of the Leased Premises, whether or not this Lease has been terminated, Landlord may attempt to relet the Leased Premises for the account of Tenant in the name of Landlord or otherwise, for such term or terms (which may be greater or less than the period which would otherwise have constituted the balance of the Term) and for such terms (which may include concessions or free rent) and for such uses as Landlord, in its sole and unqualified discretion, may determine, and may collect and receive the rent therefor.  Landlord shall not be responsible or liable for any failure to collect any rent due upon any such reletting.

(e)                                  No termination of this Lease pursuant to paragraph 23 (b) and no Repossession of the Leased Premises pursuant to paragraph 23(c) or otherwise shall relieve Tenant of its liabilities and obligations under this Lease, all of which shall survive any such termination or Repossession.

In the event if any termination or Repossession, whether or not the Leased Premises shall have been relet, Tenant shall pay to Landlord the Base Rent and other sums and charges to be paid by Tenant up to the time of such termination or Repossession, and thereafter Tenant, until the end of what would have been the term in the absence of such termination or Repossession, shall pay to Landlord, as and for liquidated and agreed current damages for Tenant’s default, the equivalent of the amount of the Base Rent, additional rent and such other sums and charges which would be payable under this Lease by Tenant if this Lease were still in effect, less the net proceeds, if any, of any reletting effected pursuant to the provisions of paragraph 23(d) after deducting all of Landlord’s expenses in connection with such reletting, including without limitation, all repossession costs, brokerage and management commissions, operating expenses, legal expenses, reasonable attorneys’ fees, alteration costs, and expenses of preparation for such reletting.  Tenant shall pay such current damages to Landlord monthly on the days on which the

Base Rent would have been payable under this Lease if this Lease were still in effect, and Landlord shall be entitled to recover the same from Tenant on each such day.  At any time, after such termination or Repossession, whether or not Landlord shall have collected any current damages as aforesaid, Landlord shall be entitled to recover from Tenant, and Tenant shall pay to Landlord on demand, as and for liquidated and agreed final damage for Tenant’s default, an amount equal to the then present worth of the excess of the Base Rent and other sums or charges reserved under this Lease from the day of such termination or Repossession for what would be the then unexpired term if the same had remained in effect, over the then net fair rental value of the Leased Premises for the same period.

(f)                                    If an Event of Default shall have occurred and Landlord places in the hands of an attorney the enforcement of all or any of the terms, covenants, agreements or conditions of this Lease, the collection of any rent due or to become due, or the recovery of possession of the Leased Premises, Tenant agrees to reimburse Landlord, as additional rent hereunder, for Landlord’s reasonable attorneys fees, together with the actual cost of maintaining any action commenced in law or equity by said attorneys for the services of the attorneys, whether suit is actually filed or not.  Such reimbursement shall be payable within thirty (30) days of demand therefore.

(g)                                 If Tenant is required to commence a court action to enforce its rights under this Lease, and Tenant prevails with such action, Landlord shall reimburse Tenant reasonable fees and costs, including attorney fees.

24.                                                                                 SURRENDER.  Tenant shall surrender the Leased Premises to Landlord upon termination of this Lease, whether such termination occurs at the end of the Term or sooner, together with all utility systems, improvements, replacements, alterations and decorations thereto and operating bulbs or tubes in all light fixtures, broom clean and in good order, condition and repair except for ordinary wear and tear.  Tenant shall remove promptly, upon request by Landlord, alterations, modifications and the like to the Leased Premises made by Tenant, or on behalf of Tenant, and not consented to by Landlord, and shall restore and repair damage caused by such removal.  Should Tenant fail to surrender the Leased Premises in the condition required by this section, Landlord shall be entitled to take whatever steps may, in Landlord’s sole discretion, be required to restore the Leased Premises to said condition and Tenant agrees that it shall pay to Landlord all costs incurred by Landlord in so restoring the premises.

25.                                                                                 HOLDING OVER. Should the Tenant continue to occupy the Leased Premises, or any part thereof, after the expiration or termination of the Term of this Lease whether with or against the consent of the Landlord, such Tenancy shall be from month to month and Tenant shall pay Landlord the additional rent set forth in Section 5 plus two times the Base Rent set forth in Section 4 during the entire period that Tenant continues to so occupy the Leased Premises after the term of this Lease.

26.                                                                                 LATE PAYMENT.  Other remedies for nonpayment of rent notwithstanding and without prejudice to such remedies, if Tenant fails to pay the monthly base rent, additional rent or any other payment due hereunder within the seven days immediately following the date on which such payment is due, Tenant shall pay the following amounts to Landlord as additional rent hereunder:

(a)                                  Interest on all such past due payments at the rate of one and one-half % per month or at the maximum rate permitted by law whichever rate is lower.  Interest shall accrue from the date each such late payment became due and shall be payable to the date of payment thereof by Tenant;

(b)                                 A service charge equal to the costs actually incurred by Landlord as a result of Tenant’s failure to make payments due hereunder including, but not limited to, reasonable attorney’s fees and costs incurred in the collection or attempted collection of such past due amounts.

27.                                                                                 HAZARDOUS SUBSTANCES/ENVIRONMENTAL REGUALTIONS.  Tenant warrants and represents that: (a) its use of the Leased Premises and the operation of its business thereon shall not violate any law, statute, ordinance, rule, regulation, order or determination of any governmental authority pertaining to hazardous substances, toxic waste, asbestos, health or the environment (hereinafter if sometimes collectively called “Environmental Regulations”) including, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980 (“CERCLA”), as amended by the Superfund Amendments and Reauthorization Act of 1986 (“SARA”) (collectively “CERCLA/SARA”) and the Resource Conservation and Recovery Act of 1976 (“RCRA”) and the Minnesota Environmental Response and Liability Act (“MERLA”); (b) Tenant has obtained and shall continue to maintain all permits, licenses or similar authorizations required by Environmental Regulations to conduct its business on the Leased Premises; and (c) Tenant’s use of the Leased Premises will not result in the disposal or release of any hazardous substance, toxic waste, asbestos or other substance regulated by Environmental Regulations on or about the Leased Premises, Building or the real property on which it is situated. In the event Tenant, its officers, agents or employees shall breach or fail to perform any of the warranties and representations contained in this Section: (a) upon notice from Landlord, Tenant shall remove from the Leased Premises, Building or real property on which it is situated, at Tenant’s sole expense, any hazardous substance, toxic waste, asbestos or other substance regulated by Environmental Regulations introduced by Tenant which is not in compliance with Environmental Regulations or this Lease; (b) Landlord and such Environmental Engineers as it may employ shall be entitled to enter upon the Leased Premises for the purpose of conducting such environmental audits or similar tests as Landlord may deem necessary and the cost and expense of such environmental audits or tests incurred by Landlord shall be paid by Tenant as additional rent hereunder with the next installment of base rent; and  (c) Tenant shall protect, indemnify and save Landlord harmless from all costs, fines, claims, demands, actions, proceedings, judgments and damages, including court costs and reasonable attorneys’ fees, resulting from or arising out of any breach or non-performance by Tenant of the representations and warranties contained in this Section including, without limitation, the cost of removal or remediation of any disposal, release or contamination on or about the Leased Premises, Building or the real property on which it is situated.  It is expressly acknowledged by Tenant that all of the terms, covenants and conditions of this paragraph pertaining to Environmental Regulations including, but not by way of limitation, the indemnifications herein provided shall survive the termination of this Lease.

Landlord warrants to Tenant, that in the best of his knowledge, the Building currently complies with all Environmental Regulations. Landlord shall protect, indemnify and save Tenant harmless from all costs, fines, claims, demands, actions, proceedings, judgments, and damages, including court costs and reasonable attorneys’ fees, resulting from or arising out of any breach or non-performance by Landlord of the representations and warranties contained in this Section including, without limitation, the cost of removal or remediation of any disposal, release or contamination on or about the Leased Premises, Building or the real property on which it is situated.

28.                                                                                 BASE RENT ADJUSTMENT.  On June 1, 2005, the monthly base rent will be adjusted from $17,524.42 per month to $19,276.86 per month through the remainder of the initial Term.

29.                                                                                 TENANT IMPROVEMENTS.  The prior lease agreement signed on the 31st day of January, 2000 (the” Prior Lease”) contained a provision stating the following; Landlord will provide Tenant a remodeling allowance up to an amount not to exceed $150,000.  The allowance shall be used for, but not limited to:  (1) new paint, wallpaper, floor tile replacement and bathroom and office upgrades to Tenant’s existing space, and (2) upgrade of new space to Tenant’s specifications.  Tenant shall use contractors satisfactory to Landlord.  Tenant shall provide invoices of completed work to Landlord and Landlord shall promptly pay each invoice according to the terms of the invoice.

Tenant will continue to repay the disbursed amount of the remodeling allowance on the terms stated in the Prior Lease. The current unpaid balance is $85,984.59. Tenant will repay such amount together, with interest, at a rate of 8% per annum, amortized over the Term of the Lease, exclusive of renewal periods.  Monthly payments of $3,171.83 will be made concurrent with the payment of monthly rent. Tenant shall have the right to prepay the outstanding balance of this loan at any time.

30.                                                                                 EXPANSION SPACE.  If Tenant is not in default under the terms of this Lease, Tenant shall have an option to lease part or all of any space in the Building which is or becomes available during the Term.  Should such an expansion space become available for rent, Landlord or Landlord’s agent shall notify Tenant in writing and Tenant shall have thirty (30) days to notify Landlord or Landlord’s agent in writing whether or not it intends to exercise this option.  Should Tenant elect to exercise this option, Tenant and Landlord shall enter into a mutually acceptable agreement for the lease of the expansion space within thirty (30) days after Tenant’s notice of its intent to exercise the option.  Should Landlord and Tenant be unable to reach an agreement within that thirty (30) day period, Tenant’s option shall expire and become null and void.

31.                                                                                 OPTION TO RENEW.   If Tenant is not in default under the terms of this Lease, Landlord shall grant Tenant the option to renew the term of this Lease for three (3) successive one-year periods.  Tenant may exercise the options to extend the Term of this Lease by providing written notice to Landlord, one hundred eighty (180) days prior to the termination of the initial Term of this Lease or the then current extended Term of this Lease, as the case may be. The monthly rent may be adjusted by the increase or decrease in the Consumers Price Index of the Bureau of Labor Statistics of the U.S. Department of Labor for all Urban Consumers; Minneapolis-St. Paul Metropolitan Area, “all-Items Index”, herein referred to as “C.P.I.U.

32.                                 TERMINATION OF PRIOR LEASE. The party hereby terminates the prior Lease.

33.                                                                                 MISCELLANEOUS.

(a)                                  All notices or other communications hereunder shall be in writing and shall be hand delivered or sent by first class United States mail to the following address:

Landlord:

James Jagodzinski d/b/a Jagodzinski Properties

100 Gideon Point Road

Tonka Bay, Minnesota 55331

Tenant:

Enpath Medical, Inc.

15301 Highway 55 W

Plymouth, Minnesota 55447

Mailed notice shall be effective the day following the day of mailing;

(b)                                 This Lease Agreement is made and executed in the State of Minnesota, and shall be constructed according to the laws of Minnesota;

(c)                                  The invalidity or unenforceability of any provision of this agreement shall not affect or impair the validity of any other provisions; and section titles and captions in this Agreement are for convenience only and do not define, limit or construe the contents of such paragraphs;

(d)                                 If more than one person or entity shall sign this Lease as Tenant, the obligations set forth herein shall be deemed joint and several obligations of each such party;

(e)                                  This Lease shall be binding upon and inure to the benefit of the parties thereto and, subject to the restrictions and limitations herein contained, their respective heirs, successors and assigns.

IN WITNESS WHEREOF, the parties hereto have executed this Lease Agreement as of the day and year so indicated below.

JAMES JAGODZINSKI d/b/a	ENPATH MEDICAL, INC.
JAGODZINSKI PROPERTIES

/s/ James Jagodzinski	By: James D. Hartman
James Jagodzinski	Its President and Chief Executive Officer \